Exhibit 99.1

NEWS RELEASE

                      Quest Resource Corporation Announces
                             Purchase of Assets From
                      Consolidated Oil Well Services, Inc.

OKLAHOMA CITY, Oklahoma; August 24, 2004 - Quest Resource Corporation ("Quest") (OTC:QRCP) announced that its subsidiary Quest Cherokee, LLC ("Quest Cherokee") has signed a definitive agreement to buy substantially all of the Chanute, Kansas assets of Consolidated Oil Well Services, Inc. ("Consolidated"), a wholly-owned subsidiary of Infinity, Inc (NASDAQ: IFNY). The closing of this transaction is scheduled for September 15, 2004 and the $4.1 million purchase price will be paid in cash. The closing of the transaction is conditioned on Quest's due diligence review and other customary closing conditions for transactions of this type.

The assets consist of cementing, acidizing and fracturing equipment that include 37 trucks, 13 trailers and 14 pickups which are being purchased by Quest Cherokee Oilfield Service, LLC, a wholly-owned subsidiary of Quest Cherokee. The real estate assets will be owned directly by Quest Cherokee which include an office complex, a service and repair facility, and storage and handling facilities for materials, which are all located at the same Chanute site. Quest Cherokee will utilize the equipment and facilities to support its methane gas development program on its Cherokee Basin properties in southeastern Kansas and northeastern Oklahoma. Quest Cherokee will also relocate its operations headquarters from Benedict, Kansas to the Chanute site.

Quest Cherokee expects to reduce development costs on its properties from direct ownership of the equipment purchased, through greater efficiencies in scheduling work, and by having the manpower and equipment dedicated solely to Quest Cherokee's development and operational activities. The acquisition of the office complex and the service and repair facilities also allows Quest Cherokee to grow its support services for its various field activities.

Quest Cherokee has drilled nearly 250 wells so far this year and has accelerated its drilling and development activities for the remainder of this calendar year. The majority of Quest Cherokee's future development for the next several years is planned within a 50 mile radius of Chanute, Kansas.

Douglas L. Lamb, President of Quest, stated: "The acquisition of these assets will allow us to continue our aggressive development program of area methane gas reserves in a more cost effective and efficient manner. We are looking forward to establishing our operational headquarters in this excellent facility. It will become the operational hub for our other Kansas facilities that remain in Benedict, Thayer, Howard and the two offices that are already located in Chanute, and for the Oklahoma field office located in Lenapah. We welcome the Consolidated employees that will be joining Quest Cherokee and the valuable experience, knowledge and capability that they bring to the Quest Cherokee team."

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NEWS RELEASE

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeast Kansas and northeast Oklahoma that is served by its 900 mile gas pipeline network. For more information, contact Mr. Jim Vin Zant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new oil and gas reserves, the sales price of such reserves, environmental issues, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission.


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